SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

IGI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IGI, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IGI, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 24, 2004 at 9:00 a.m. at the Embassy Suites Hotel, 4350 PGA Blvd., Palm Beach Gardens, Florida 33410 (the “Meeting”), for the purpose of considering and voting upon the following matters:

1.	To elect four (4) directors to serve until the next Annual Meeting of Stockholders.

2.	To approve the adoption of an Amendment to increase the number of shares by 200,000 as authorized and available under the Company’s 1998 Directors Stock Plan.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

The Board of Directors has fixed the close of business on March 26, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2003, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

Frank Gerardi
CEO & Chairman

April 27, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

IGI, INC.

105 Lincoln Avenue

Buena, New Jersey 08310

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held May 24, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IGI, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Monday, May 24, 2004 at 9:00 a.m. at the Embassy Suites Hotel, 4350 PGA Blvd., Palm Beach Gardens, Florida 33410, and at any adjournments thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company at 105 Lincoln Avenue, Buena, New Jersey 08310. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

Only the record holders of shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) at the close of business on March 26, 2004 may vote at the Meeting. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting. On March 26, 2004, there were 11,565,114 shares of Common Stock outstanding.

The Notice of Meeting, Proxy Statement, the enclosed Proxy and the Company’s Annual Report for the year ended December 31, 2003 are being mailed to stockholders on or about April 27, 2004.

Beneficial Ownership of Common Stock

The following table sets forth information as of March 26, 2004 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer and the executive officers of the Company listed in the “Summary Compensation Table” below (collectively, the “Named Executive Officers”), and (iv) the directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares		Percent of Class (1)
5% Stockholders

Stephen J. Morris [IGI Director] 66 Navesink Avenue Rumson, New Jersey 07760	2,643,580	(2)	22.6%

Frank Gerardi [IGI CEO & Chairman] c/o Univest Mgt. Inc. EPSP 149 West Village Way Jupiter, Florida 33458	1,007,146	(3)	8.6%

Edward B. Hager, M.D. Pinnacle Mountain Farms Lyndeboro, NH 03082	1,496,632	(4)	12.7%

Jane E. Hager Pinnacle Mountain Farms Lyndeboro, NH 03082	1,444,645	(5)	12.3%

Other Directors and Executive Officers

Terrence O’Donnell Domenic N. Golato Donald W. Joseph	327,596 345,000 104,153	(6) (7) (8)	2.8 2.9 *	% %

All executive officers and directors, as a group (5 Persons)	4,427,475	(9)	35.7%

*	Less than 1% of the Common Stock outstanding.
(1)	Percentage of beneficial ownership for each person listed is based on 11,565,114 shares of Common Stock outstanding as of March 26, 2004, and includes the shares of Common Stock underlying options, or other rights, held by such persons that are exercisable within 60 days after March 26, 2004.
(2)	Includes 816,300 shares which Mr. Morris owns jointly with his wife and 200 shares owned directly by his wife. Also includes 154,460 shares, which are held in an account on behalf of Mr. Morris’ children, over which Mr. Morris has voting and investment control, and 42,000 shares held in a building fund on behalf of St. George Greek Orthodox Church of Asbury Park,

New Jersey, over which Mr. Morris has voting and investment control. Includes 110,000 shares which Mr. Morris may acquire pursuant to stock options exercisable within 60 days after March 26, 2004.

(3)	In addition to being a 5% Beneficial Owner, Mr. Gerardi is also the Chief Executive Officer and Chairman of the Board of Directors of IGI, Inc. Includes 876,400 shares which are held by the Univest Management, Inc. Employee Profit Sharing Plan (“Univest EPSP”) for the benefit of Mr. Gerardi and his wife as fully vested participants thereunder, over which Mr. Gerardi has voting and investment control as the Trustee of the Univest EPSP. Includes 47,300 shares which are held by Univest Partners, L.P., Ltd., over which Mr. Gerardi has voting and investment control as the sole limited partner and sole shareholder of the corporate general partner, Univest Management, Inc. Includes 80,000 shares which may be acquired by Mr. Gerardi pursuant to stock options exercisable within 60 days after March 26, 2004.
(4)	Includes 250,000 shares which Dr. Hager may acquire pursuant to stock options exercisable within 60 days after March 26, 2004, and 639,815 shares beneficially owned by Dr. and Mrs. Hager as co-trustees of the Hager Family Trust, who share voting and investment power.
(5)	Includes 639,815 shares beneficially owned by Dr. and Mrs. Hager as co-trustees of the Hager Family Trust, who share voting and investment power. Includes 145,000 shares which Mrs. Hager may acquire pursuant to stock options exercisable within 60 days after March 26, 2004.
(6)	Includes 250,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 26, 2004.
(7)	Includes 345,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 26, 2004.
(8)	Includes 60,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 26, 2004.
(9)	Includes 845,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 26, 2004, as reflected in Notes (2), (3), (6), (7) and (8) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. SEC regulations also require such persons to furnish the Company with copies of all such reports. Based solely on its review of copies of reports filed by Reporting Persons furnished to the Company, the Company believes that, except as set forth below, during 2003 its officers, directors and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements. Due to administrative oversight and difficulties encountered with electronic EDGAR filing, during 2003, Frank Gerardi filed one late Form 4 reporting three transactions and each remaining director filed two late Form 4s reporting three (3) transactions each.

Votes Required

The holders of a majority of the shares of Common Stock outstanding shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock voted at the Meeting is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the shares of Common Stock voted at the Meeting is required to approve the adoption of an Amendment to increase the number of shares by 200,000 authorized and available under the Company’s 1998 Directors Stock Plan (Proposal 2).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes cast in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of the holders of a certain percentage of the shares of Common Stock voting on a matter.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election as Directors

The persons named as proxies in the accompanying Proxy intend (unless authority to vote therefore is specifically withheld) to vote for the election of the persons named below as directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies in the accompanying Proxy may vote the Proxy for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. The table below sets forth certain information with respect to the nominees.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Terrence O’Donnell	60	1993	Executive Vice President and General Counsel, Textron Inc., a producer of aircraft, automotive products and industrial products, since March 2000; Member of the Law Firm of Williams & Connolly, Washington, D.C. since April 1992 and from March 1977 to October 1989; General Counsel of Department of Defense from October 1989 to March 1992; Special Assistant to President Ford from August 1974 to January 1977; Deputy Special Assistant to President Nixon from May 1972 to August 1974; Director of ePlus, Inc. (formerly MLC Holdings).

Donald W. Joseph	66	2000	Group Vice President of Baxter International Inc., a medical products and services company, from November 1993 to July 2000; President, Renal Business of Baxter International Inc. from October 1981 to November 1993; Director of Sales and Marketing for the renal division of Baxter International Inc. from December 1972 to October 1981; Joined Baxter International Inc. as Sales Representative in July 1966, where Mr. Joseph held various sales management positions from July 1966 to December 1972.

Stephen J. Morris	72	1999	Co-founder and General Manager of John Morris Sons, Inc., a hotel and restaurant enterprise, which Mr. Morris owned and managed from July 1958 to December 1998; Co-founder and Advisor of International Scientific Communications, a scientific publishing company.

Frank Gerardi	59	2002	President of Univest Management, Inc., a management consulting company since 1986; member of the New York Stock Exchange from 1969 to 1986.

For information relating to shares of the Company owned by each of the directors, see “Beneficial Ownership of Common Stock.”

Committees of the Board

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, and an Organization and Compensation Committee. The present composition of the committees of the Board of Directors are set forth below. Membership of the committees may change at the time of the Meeting due to the election of new directors. The Board of Directors has determined that each member of each committee satisfy the independence standards applicable and established by the American Stock Exchange (“AMEX”) and the Securities and Exchange Commission (“SEC”) and that each member is free of relationships that would interfere with the individual exercise of independent judgment.

Executive Committee. The Executive Committee has, during times between Board meetings, all the authority of the Board in the management of the Company’s business, except that the Executive Committee has no authority for any matters as to which the Board has specifically directed otherwise and for certain matters set forth under law and in the By-Laws. In practice, the Executive Committee usually acts only on matters specifically delegated to it by the Board and on matters of a more routine nature, and matters to be acted upon must be approved by the independent members of the Committee. In fiscal year 2003, the Board authorized the Executive Committee to oversee the operations of the Company on an interim basis following Mr. Ambrose’s resignation as the Company’s Chief Executive Officer on August 15, 2003 until the appointment of a replacement for Mr. Ambrose. On September 5, 2003, Frank Gerardi was appointed by the Board as the new Chief Executive Officer and immediately assumed responsibility for the operations of the Company.

The members of the Executive Committee are Frank Gerardi (Chair), Stephen Morris and Donald Joseph. During the Company’s fiscal year 2003, the Executive Committee met three times.

Organization and Compensation Committee. The Board of Directors has adopted a charter governing the duties and responsibilities of the Organization and Compensation Committee. Pursuant to the charter, the purpose of the Committee shall be to: (i) recommend to the Board of Directors compensation arrangements for the Chief Executive Officer and other executive officers and review their responsibilities and performance and plans for their succession; and (ii) approve compensation arrangements for and changes in other corporate officers. In furtherance of this purpose, the Committee shall have the following goals and responsibilities:

•	Review with appropriate representatives of IGI management: IGI’s organization structure and, in particular, the responsibilities and performance of executive officers and from time to time senior operations executives and the plans for their succession; and report at least annually thereon to the Board of Directors.

•	Consider appropriate competitive data and recommend to the Board compensation and fringe benefits (except pension generally applicable to salaried employees) for executive officers.

•	Consider appropriate competitive data and any recommendation made by the Chief Executive Officer and approve: (i) executive salary structure; and (ii) compensation and fringe benefits (except pensions generally applicable to salaried employees) for other corporate officers.

•	In connection with IGI’s annual incentive compensation programs, each year: (i) review and approve the Chief Executive Officer’s goals and his/her performance against those goals; (ii) approve annual incentive compensation targets; (iii) approve an annual incentive compensation award for the Chief Executive Officer, other executive officers and other corporate officers; (iv) review the annual performance objectives of the other executive officers; and (v) review annual incentive compensation awards for senior operations executives.

•	Review with appropriate officers of IGI: (i) changes in corporate officers; (ii) policy on matters pertaining to compensation; (iii) special benefits and perquisites; (iv) each year on a retrospective basis, compensation changes made in the prior year to determine whether policies established by the Committee have been executed as intended and are achieving the intended result; (v) each year on a retrospective basis, corporate results against corporate goals; and (vi) any other matter of concern to the Committee relating to overall corporate organization or compensation policy for IGI.

The members of the Organization and Compensation Committee are Stephen Morris (Chair), Donald Joseph and Terrence O’Donnell. During the Company’s fiscal year 2003, the Organization and Compensation Committee met twice.

Audit Committee. The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s annual financial statements, as well as its internal controls and audit functions. The Audit Committee is made up at least three solely independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is annexed to this Proxy Statement as Appendix A.

As described more fully in its Audit Committee Charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to shareholders concerning the Company’s accounting and reporting practices, and shall facilitate open communication between the Audit Committee, the Board of Directors, outside auditor and management. The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the outside auditor, in accordance with its business judgment. In exercising its business judgment, the Audit Committee shall rely on the information and advice provided by the Company’s management and/or its outside auditor. Pursuant to the charter, the function of the Audit Committee includes:

•	To provide the opportunity for direct communication between the Board of Directors and the Company’s external auditors;

•	To monitor the design and maintenance of the Company’s system of internal accounting controls;

•	To select, evaluate and, if necessary, replace the external auditors;

•	To review the results of internal and external audits as to the reliability and integrity of the financial and operating information systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	To review the relationship between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the Audit Committee are Terrence O’Donnell (Chair), Stephen Morris and Donald Joseph. Due to change in composition of the Company’s Audit Committee in January 2004 as a result of the voluntary resignation of two (2) directors and reduction of the Board to four (4) members, the Board of Directors has not yet made a determination as to the designation of an “audit committee financial expert,” which is the subject of Board action for consideration at the annual meeting. See discussion set forth herein as to the voluntary resignation of directors and reduction in Board Membership. The Audit Committee met four (4) times during the Company’s fiscal year 2003. A report of the Audit Committee is set forth herein.

Nominating and Corporate Governance Committee. The Board of Directors has adopted a charter governing the duties and responsibilities of the Nominating and Corporate Governance Committee (“Nominating Committee”). Pursuant to the charter, the purpose of the Nominating Committee is to identify individuals qualified to become board members, and to recommend that the board select the director nominees for the next annual meeting of shareholders, to develop and recommend to the board a set of corporate governance principles applicable to the Company, and to make recommendations on compensation of the Board of Directors. In furtherance of such purpose, the Nominating Committee shall have the following goals and responsibilities:

•	To identify, review and recommend to the Board of Directors qualified candidates for director nominees to fill any existing or anticipated vacancy on the Board of Directors;

•	To identify, review and recommend to the Board of Directors, prior to each year’s annual meeting of shareholders, successors to the class of Directors whose term shall then expire (including any Director in such class proposing to stand for election to another term), and additional director nominees, if any, for election to the Board of Directors on whose behalf the Board of Directors will solicit proxies;

•	To recommend to the Board of Directors the size of the Board of Directors;

•	To review and make recommendations to the Board of Directors with respect to suggestions for director nominees made by shareholders to the Board of Directors or to management in accordance with the By-Laws of the Company;

•	To review annually the Board of Director’s overall performance and oversee the annual performance evaluation for each of its committees;

•	To recommend to the Board of Directors whether resignations tendered by members who have had a substantial change in their job responsibilities should be accepted;

•	To annually review the Board of Directors committee structure, charters and membership and recommend to the Board of Directors changes, if any; and to, in consultation with the Chairman of the Board, recommend to the Board of Directors the assignment of members of the Board of Directors to the various committees and appointment, rotation or removal of committee chairs;

•	To review and make recommendations to the Board of Directors with respect to changes in Directors’ compensation and benefits; and

•	To develop and recommend to the Board of Directors a set of corporate governance guidelines and to review the guidelines at least annually and recommend changes as necessary.

The Nominating Committee shall have sole authority to retain and terminate any consulting firm to assist it in carrying out its duties and responsibilities, as the committee may deem appropriate in its sole discretion. The Nominating Committee shall have sole authority to approve related fees and other retention terms.

The Nominating Committee approves the nomination of the candidates reflected in Proposal 1. The Nominating Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. The name of any recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Nominating Committee c/o IGI, Inc., Corporate Secretary, 105 Lincoln Avenue, Buena, New Jersey 08310. To date, the Nominating Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by shareholders and to date no director candidates have been recommended by shareholders. If a director candidate were to be recommended by a shareholder, the Nominating Committee expects to evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

The members of the Nominating Committee are Donald Joseph (Chair), Terrence O’Donnell and Stephen Morris. The Nominating Committee met once during the Company’s fiscal year 2003.

Meeting Attendance

During the Company’s fiscal year 2003, the Board of Directors met eight (8) times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

Director Compensation and Stock Options

Director Options. In September 1999, the Board of Directors adopted the 1999 Director Stock Option Plan (the “1999 Plan”). Under the 1999 Plan, on January 2 of each year, beginning with January 2000 (i) each non-employee director is granted a stock option for 15,000 shares, and (ii) each of the Chairmen of the Audit Committee and the Organization and Compensation Committee is granted additional stock options for 15,000 and 10,000 shares, respectively. Additionally, under the 1999 Plan, each newly elected director will receive a stock option grant of 15,000 shares at the time of his/her election. All of such options will be granted at an exercise price equal to the closing price of the Common Stock on the American Stock Exchange on the date of grant. All options granted under the 1999 Plan become 100% vested twelve months after the date of grant.

During 2003, the following number of options were granted under the 1999 Plan on the date indicated to each of the following directors listed below:

Name of Director	Option Grant Date	Number of Options Granted
Frank Gerardi	1/2/03	15,000
Constantine L. Hampers, M.D. (1)	1/2/03	25,000
Donald W. Joseph	1/2/03	15,000
Earl R. Lewis (2)	1/2/03	15,000
Stephen J. Morris	1/2/02	15,000
Terrence O’Donnell	1/2/03	30,000

(1)	Among the Company’s primary goals in 2003 was further reduction in general and administrative overhead expenses. As an additional cost saving measure, in mid-2003, the Company authorized the implementation of a reduction in the size of its Board of Directors to four members. In furtherance of this purpose, by letter dated December 4, 2003, Earl Lewis voluntarily tendered his registration from the Board effective as of January 4, 2004, after many years of dedicated and valuable service.
(2)	Likewise, and in furtherance of the same Company cost savings objective, by letter dated December 1, 2003, Dr. Constantine Hampers voluntarily tendered his resignation from the Board effective as of January 4, 2004, after many years of dedicated and valuable service.

Director Fees. The Board of Directors adopted the 1998 Directors Stock Plan (the “1998 Plan”) in October 1998 to provide each outside director with the right to receive shares of the Company’s Common Stock as director compensation in lieu of cash payments of director fees, thereby encouraging ownership in the Company by the directors. Each non-employee director receives $2,000 in value of Common Stock for each meeting of the Board he or she attends in person, $1,000 in value of Common Stock for each telephonic meeting of the Board attended, $500 in value of Common Stock for each committee meeting attended which is held on the same day as a Board meeting, $1,000 in value of Common Stock for each committee meeting attended which is not held on the same day as the Board meeting, and up to $5,000 in value of Common Stock annually for the Chairmen of certain of the Board committees. The fees are payable quarterly and the number of shares of Common Stock issued to each director is determined by dividing the fees payable for the quarter by the closing price of the Company’s Common Stock on the American Stock Exchange on the last business day of the applicable quarter.

At a Board meeting held on July 19, 2002, the Directors unanimously expressed their willingness to accept a significant reduction in the amount of the share grants to be received under the 1998 Plan as compensation for service on the Board in an effort to provide the Company with their personal support, commitment and assistance at a pivotal time in its growth and development. In furtherance thereof during the July 19, 2002 meeting, the Members of the Board collectively agreed to a 50% reduction in the amount of the share grant fee compensation payable to each Director under the 1998 Plan for the third and fourth quarters of 2002. Moreover, the Board continued to honor this commitment for the entire year of 2003 in support of the future success of the Company. Moreover, at the meeting of the Board of Directors on July 23, 2003, a resolution was unanimously adopted providing that unless and until only in the event that the Company returns to profitability shall the Directors’ compensation be prospectively restored to the full amounts provided by the 1998 Plan as in effect prior to the Directors’ voluntary 50% reduction program in effect since July 19, 2002.

From the fourth quarter of 2002 through the Third Quarter 2003, the following number of shares of the Company’s Common Stock were received by each of the Directors listed below as compensation due under the 1998 Plan for service on the Board. (1)

Name of Director	Number of Shares Received
Frank Gerardi	3,446	(2)
Jane E. Hager (served as Director until 5/15/02)	1,786	(3)
Constantine L. Hampers, M.D.	15,342	(4)
Donald W. Joseph	13,324	(5)
Earl R. Lewis	13,324	(6)
Stephen J. Morris	18,080	(7)
Terrence O’Donnell	14,025	(8)

(1)	By the end of the Fourth Quarter 2002, all 200,000 shares reserved under the 1998 Plan had been issued in accordance with the terms thereof . As such, and as permitted by the terms of the Company’s 1999 Stock Incentive Plan (“1999 Plan”), all of the share compensation received by each Director set forth above was issued from the authorized and available shares reserved under the 1999 Plan.

(2)	The 1998 Plan provides for the payment of compensation to only non-employee directors. Mr. Gerardi was appointed as the Company’s Chief Executive Officer on September 5, 2003, and has not received any compensation under the 1998 Plan since such date. The 3,446 shares set forth above were received by Mr. Gerardi as compensation for his services as director prior to his appointment as the Company’s Chief Executive Officer.
(3)	Jane E. Hager served as a director of the Company until May 15, 2002. The 1,786 shares reflected above relate to compensation for her attendance at an Audit Committee meeting on May 10, 2002, while she was actively serving as a director of the Company. However, due to an administrative oversight, these shares were not timely issued to Mrs. Hager following the end of the second quarter of 2002. The Company discovered this error in February 2003, at which time Mrs. Hager was no longer a director of the Company. The Company promptly rectified this error and issued to Mrs. Hager on February 11, 2003 the shares due to her for attending the Audit Committee meeting on May 10, 2002.
(4)	As noted above, by letter dated December 1, 2003, Dr. Constantine Hampers voluntarily tendered his resignation from the Board effective January 4, 2004, after many years of dedicated and valuable service. Includes 1,786 and 704 shares, respectively, as compensation for his attendance at telephonic Board meetings held on April 30, 2002 and July 19, 2002, which due to an administrative oversight were not timely issued to Dr. Hampers following the end of the second and third quarters of 2002, respectively. Upon discovery of its mistake, the Company promptly rectified this error and issued to Dr. Hampers on March 31, 2003 the 1,786 and 704 shares, respectively, due to him for attending the Board meetings on April 30 and July 19, 2002, respectively.
(5)	Includes 1,786 and 704 shares, respectively, as compensation for Mr. Joseph’s attendance at telephonic Board meetings held on April 30, 2002 and July 19, 2002, which due to an administrative oversight were not timely issued to Mr. Joseph following the end of the second and third quarters of 2002, respectively. Upon discovery of its mistake, the Company promptly rectified this error and issued to Mr. Joseph on March 31, 2003 the 1,786 and 704 shares, respectively, due to him for attending the Board meetings held on April 30 and July 19, 2002, respectively.
(6)	As previously noted, by letter dated December 4, 2003, Earl Lewis voluntarily tendered his resignation from the Board effective January 4, 2004, after many years of dedicated and valuable service. Includes 1,786 and 704 shares, respectively as compensation for Mr. Lewis’ attendance at telephonic Board meetings held on April 30, 2002 and July 19, 2002, which due to an administrative oversight were not timely issued to Mr. Lewis following the end of the second and third quarters of 2002, respectively. Upon discovery of its mistake, the Company promptly rectified this error and issued to Mr. Lewis on March 31, 2003 the 1,786 and 704 shares, respectively, due to him for attending the Board meetings on April 30 and July 19, 2002, respectively.

(7)	Includes 1,786 shares as compensation for Mr. Morris’ attendance at an Audit Committee meeting held on May 10, 2002, as well as 1,786 and 704 shares, respectively, as compensation for his attendance at telephonic Board meetings held on April 30, 2002 and July 19, 2002, which due to an administrative oversight were not timely issued to Mr. Morris following the end of the second and third quarters of 2002, respectively. Upon discovery of its mistake, the Company promptly rectified this error and issued to Mr. Morris on March 31, 2003 the 1,786 shares due for attending the Audit Committee meeting on May 10, 2002, as well as 1,786 and 704 shares, respectively, due to him for attending the Board meetings on April 30 and July 19, 2002, respectively.
(8)	Includes 1,786 shares as compensation for Mr. O’Donnell’s attendance at an Audit Committee meeting on May 10, 2002, as well as 1,786 shares as compensation for his attendance at a telephonic Board meeting held on April 30, 2002, which due to an administrative oversight were not timely issued to Mr. O’Donnell following the end of the second quarter of 2002. Upon discovery of its mistake, the Company promptly rectified this error and issued to Mr. O’Donnell on March 31, 2003 the 1,786 shares due for attending the Audit Committee meeting on May 10, 2002, as well as 1,786 shares due to him for attending the Board meeting on April 30, 2002.

These shares represented a total value at the time of issuance of $56,000.

Legal Proceedings

In August 2003, Dr. Constantine Hampers entered into a settlement with the Securities and Exchange Commission (“SEC”) in the case captioned In the Matter of Jean-Paul Bolduc, et al, SEC Administrative Proceeding File No. 3-9793 (hereinafter referred to as the “Proceeding”)(1). The matters at issue in the Proceeding concerned events occurring during the time that Dr. Hampers formerly served as the Executive Vice President and member of the Board of Directors of WR Grace & Company (“Grace”). Specifically, the Proceeding concerned the SEC’s challenge and allegations of wrongful conduct by Grace in violation of Generally Accepted Accounting Principles. Dr. Hampers fully cooperated with the SEC at all times in its investigation of such matters and during the pendency of the Proceeding. Without any admission of liability as to the SEC claims and allegations at issue in the Proceeding, under the terms of the settlement reached with the SEC in August 2003 (hereinafter referred to as the “Settlement”), Dr. Hampers consented to the entry of an Order, whereby he shall cease and desist from future violations of Sections 13(a) and 13(b)(2) and (5) of the Securities Exchange Act of 1934 (“1934 Act”) and the rules and regulations promulgated thereunder. In general, Section 13 of the 1934 Act sets forth the laws relating to SEC reporting, filing and other record keeping requirements. Notably, while the Order entered in the Settlement makes findings that Dr. Hamper and other Grace principals “caused” the Section 13 records violations referred to therein, the SEC expressly acknowledged in the Order that Grace’s auditors, Price Waterhouse, were aware of the subject reserves in dispute and nevertheless, gave unqualified opinions with respect to Grace’s financials during the audit year in question. The SEC Order also acknowledged that Dr. Hampers knew that the accounting treatment of the reserves was approved by the Audit Committee of Grace’s Board of Directors after consultation with the Price Waterhouse team. The Settlement was reported by the SEC under Securities Exchange Act of 1934 Release No. 48325 (August 12, 2003) and available online at the SEC website www.sec.gov.

(1)	As previously stated herein, Dr. Hampers served as a Director of the Company from 1994 until his voluntary resignation effective as of January 4, 2004.

Certain Relationships and Related Transactions

On July 23, 2003, Dr. Michael F. Holick, a professor of Medicine, Physiology and Biophysics at the Boston University School of Medicine, was appointed to head IGI’s newly formed Scientific Advisory Board (“SAB”). The Company selected Dr. Holick based upon his many accomplishments, including the discovery of the active form of Vitamin D, and his extensive research in dermatology, combined with IGI’s exclusive use of the patented Novasome® technologies in its delivery systems, which should enable the Company to further advance IGI’s position in the topical dermatologics market. As compensation for Dr. Holick’s service on the SAB, on July 23, 2003, Dr. Holick received options for 25,000 shares of the Company’s common stock at a strike price of $1.05, subject to a three year vesting schedule contingent upon his contained affiliation with the Company.

On September 26, 2003, the Company entered into an Employment Agreement with Dr. Holick where he will serve as the Company’s Vice President of Research and Development and Chief Scientific Officer for a term of three years. Under the Employment Agreement, from September 26, 2003 until December 31, 2003, Dr. Holick received a gross monthly salary in the amount of $4,000. Commencing January 1, 2004 and for the remaining term of the Employment Agreement, Dr. Holick shall receive a gross monthly salary in the amount of $8,000 or $96,000 annually.

On December 24, 2003, the Company entered into a license agreement (“License Agreement”) with Dr. Holick and A&D Bioscience, Inc., a Massachusetts corporation wholly owned by Dr. Holick (collectively referred to as “Holick”), whereby Holick granted an exclusive license to the Company to all his rights to the parathyroid hormone related peptide technologies and the Glycoside technologies (referred to as “PTH Technologies” and “Glycoside Technologies”, respectively) that he developed for various clinical usages including treatment of psoriasis, hair loss and other skin disorders. In consideration for entering into the License Agreement, Holick received up-front a $50,000 non-refundable payment from the Company. Provided certain conditions are met, Dr. Holick will also receive a grant of 300,000 stock options under the Company’s authorized stock option plans. In addition, Holick shall receive a single milestone payment contingent on the execution of a sublicense agreement between the Company and a third-party for the licensed technologies. Certain subsequent royalty payments received by the Company under a sublicense agreement will be shared with Holick after the Company has recovered any payments previously made to Holick under the License Agreement and an amount equal to the value of the options received by Holick under the License Agreement. The Company is responsible for any and all costs, fees and expenses for the prosecution and oversight of any intellectual property rights related to the licensed technologies. Subject to Holick’s early termination rights as provided below, the term of the License Agreement is the longer of twenty (20) years or the life of each of the patents thereunder. However, if within 180 days from the effective date of the License Agreement, the Company has not entered into a sublicense agreement for the PTH Technologies or raised sufficient capital to fund Phase 1 of the New Drug

Study Human Clinical Trial for Alopecia, Holick has the right to terminate the License Agreement as to the PTH Technologies only, provided Holick returns any and all consideration he received from or paid by the Company under the License Agreement prior thereto, excluding the up-front payment. Further, if within 90 days from the effective date of the License Agreement, the Company has not entered into a sublicense agreement for the Glycoside Technologies, Holick has the right to terminate the License Agreement as to the Glycoside Technologies only.

On November 10, 2003, the Company entered into a Joint Development Agreement with Pure Energy Corporation d/b/a Pure Energy of America, Inc. (“PEC”), under which each party’s financial commitment is limited to an initial sum of $10,000. The goal of the Joint Development Agreement is to develop a new class of cleaner burning alternative fuel formulations based on PEC’s proprietary fuel formulations and IGI’s microencapsulation technology or a new class of high performance fuel additives based on PEC’s proprietary fuel additives and IGI’s microencapsulation technology. Stephen J. Morris, a Director and a major shareholder of the Company, is the sole shareholder of PEC and a member of the PEC Board of Directors.

On February 9, 2004, the Company signed a license agreement (“UCT License Agreement”) with Universal Chemical Technologies, Inc. (“UCT”) to utilize their patented technology for an electroless nickel boride metal finishing process. This will be a new venture for the Company and will require an initial capital expenditure of approximately $500,000 in order to set up the operations and commits the Company to purchase a minimum of $25,000 of raw materials from UCT in the first year of the license, $75,000 during the second year and $150,000 during the third and subsequent years. The Company will also be required to hire at least one new employee to oversee the facility operations at an estimated cost of $60,000 per year. The Company has an exclusive license within a 150 mile radius of its facility for commercial and military applications. Frank Gerardi, the Company’s Chairman and Chief Executive Officer, as well as a major IGI shareholder, has personally invested $250,000 in UCT, which represents less than a 1% ownership interest by Mr. Gerardi in UCT.

As a condition of the Board’s approval of the foregoing license agreement with UCT, it was agreed that the Company would proceed with a limited investment of the initial expenditure required under the UCT License Agreement of $180,000 for the manufacturing equipment. Following thereafter the Board can determine whether or not to proceed with the UCT License Agreement. If the Board determines not to go forward, the Company’s financial exposure is limited at $180,000, and can be mitigated by the sale of the equipment so acquired by the initial expenditure. Furthermore, if the Board determines not to proceed with the proposed UCT License Agreement as provided above, Frank Gerardi (CEO and Chairman of the Board and 8.6% shareholder) and Stephen Morris (Director and 22.6% shareholder) personally guarantee to reimburse the Company for the initial expenditure of $180,000 and further agree to personally take over and assume all the rights and obligations under the proposed UCT License Agreement without any further liability or exposure to IGI.

As of December 31, 2003, the Company’s principal sources of liquidity were cash flow from operations, cash and cash equivalents and marketable securities. Management believes that existing cash and cash equivalents, marketable securities and cash flows from operations will be sufficient to meet the Company’s foreseeable cash needs for at least the next year. In addition, as a further measure to ensure the Company’s financial stability, Frank Gerardi (CEO and Chairman of the Board and 8.6% shareholder) and Stephen Morris (Director and 22.6% shareholder) have each personally agreed to loan the Company up to $500,000 each, if necessary, to fund any deficit of the Company through March 31, 2005.

At December 31, 1999, accrued compensation totaling $115,000 was owed to the Company’s former Chief Executive Officer, which represented compensation earned but not yet paid. The Company paid this amount in the first quarter of 2000 by issuing 63,448 shares of its Common Stock in satisfaction of the amount owed.

In 2000, the Company’s former Chief Executive Officer chose to defer payment of 2000 and 1999 travel expenses amounting to $129,000 until the Company’s cash flow stabilized. On February 14, 2001, the Company agreed to pay the Company’s obligation using shares of Company Common Stock. Total payments through December 31, 2001 resulted in the issuance of 125,625 shares valued at $129,000.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, the most highly compensated executive officers of the Company who received compensation in excess of $100,000 during 2003 and who were serving as executive officers at the end of 2003 (“Named Executive Officers”).

Summary Compensation Table

Name/Principal Position (1)	Annual Compensation		Bonus ($)		Other Annual Compensation ($)(2)	Long-Term Compensation Awards	All Other Compensation ($)(4)
	Year	Salary ($)				Securities Underlying Options (#)(3)
Frank Gerardi (5)	2003	18,462	0		0		3,681

John Ambrose Chief Executive Officer & President (6)	2003 2002 2001	126,606 192,500 185,769	0 25,000 0		5,844 9,000 8,250	50,000 250,000	25,079 17,458 13,265

Domenic Golato Chief Financial Officer & Sr. Vice President	2003 2002 2001	181,569 185,460 178,975	0 20,000 0		8,654 9,000 8,250	45,000 200,000	17,762 17,960 15,459

Nadya Lawrence V.P. of Operations	2003 2002	125,814 112,500	0 0		8,238 4,800	100,000 40,000	11,016 2,768

Malena Higuera (7) V.P. of Business Development	2003	106,153	5,000	(8)	0	50,000	7,286

(1)	Lists the principal position with the Company as of December 31, 2003, with the exception of John Ambrose, whose term as President and Chief Executive Officer ended on August 15, 2003.
(2)	The amounts shown in this column represent automobile allowances.
(3)	The Company has never granted any stock appreciation rights.
(4)	The amounts shown in this column represent premiums for group life insurance and medical insurance paid by the Company and the Company’s contributions under its 401(k) Plan. In 2001, the Company paid (i) $756 and $756 in group life insurance premiums for Messrs.

Ambrose and Golato, respectively; (ii) $12,509 and $12,509 in medical insurance premiums for each of Messrs. Ambrose and Golato, respectively; and (iii) $2,194 in 401(k) Plan contributions for Mr. Golato. In 2002, the Company paid (i) $1,755, $1,691 and $1,094 in group life insurance premiums for Messrs. Ambrose, Golato and Ms. Lawrence, respectively; (ii) $12,461 and $12,461 in medical insurance premiums for each of Messrs. Ambrose and Golato, respectively; (iii) $942 and $942 in dental insurance premiums for both Messrs. Ambrose and Golato, respectively; (iv) $108 and $108 in vision insurance premiums for both Messrs. Ambrose and Golato, respectively; and (v) $2,189, $2,755 and $1,674 in 401(k) Plan contributions for Messrs. Ambrose and Golato and Ms. Lawrence, respectively. In 2003, the Company paid (i) $1,756, $912, $1,654 and $1,140 in group life insurance premiums for Mr. Ambrose, Ms. Higuera, Mr. Golato and Ms. Lawrence, respectively; (ii) $3,681, $18,261, $4,400, $12,720 and $9,166 in medical insurance premiums for Mr. Gerardi, Mr. Ambrose, Ms. Higuera, Mr. Golato and Ms. Lawrence, respectively; (iii) $980, $301, $980 and $597 in dental insurance premiums for Mr. Ambrose, Ms. Higuera, Mr. Golato and Ms. Lawrence, respectively; (iv) $187, $61, $187 and $113 in vision insurance premiums for Mr. Ambrose, Ms. Higuera, Mr. Golato and Ms. Lawrence, respectively; and (v) $3,896, $1,613 and $2,221 in 401(k) Plan contributions for Mr. Ambrose, Ms. Higuera and Mr. Golato, respectively.

(5)	Frank Gerardi was appointed as the Company’s Chief Executive Officer on September 5, 2003. Mr. Gerardi operates from his business location in Jupiter, Florida. Mr. Gerardi’s initial compensation package included an annual salary of $60,000 and medical coverage. As of February 9, 2004, Mr. Gerardi’s annual salary was increased to $120,000, with continuation of all other benefits. Mr. Gerardi does not have an employment agreement with the Company.
(6)	John Ambrose served as the Company’s President and Chief Operating Officer from September 2000 until April 2001, at which time he was appointed as the Company’s Chief Executive Officer. Effective as of August 15, 2003, Mr. Ambrose ended his employment with the Company. In conjunction therewith, the Company entered into a severance agreement with Mr. Ambrose dated August 15, 2003 (“Severance Agreement”). Under the terms of the Severance Agreement, any and all claims between the Company and Mr. Ambrose were resolved with the exchange of mutual general releases. In addition, Mr. Ambrose returned to the Company 400,000 fully vested unexercised options for the Company’s common stock, which were promptly cancelled. In consideration therefore, the Company was required under the Severance Agreement to provide the following payments and benefits to Mr. Ambrose: (a) upon execution of the Severance Agreement, Mr. Ambrose received a lump sum payment of $173,250 (less any and all applicable taxes, withholdings, contributions and other deductions), representing 90% of his gross annual salary in effect immediately prior to the end of his employment with IGI; and (b) for a period of twelve (12) months commencing August 31, 2003 and ending August 31, 2004, IGI shall continue to provide Mr. Ambrose and his dependents with health, medical and dental insurance coverage benefits under the IGI, Inc. Aetna, Inc. Health Insurance Plan and/or any other employer provided plan or policy, if any. As of August 31, 2004, Ambrose and his dependents shall no longer be entitled to nor be permitted to participate in any and all insurance coverage and/or other benefits provided under the IGI, Inc. Aetna, Inc. Health Insurance Plan and/or under any other employer provided plan or policy, if any. Any and all coverage and/or benefits previously afforded to Ambrose and/or his dependents thereunder shall terminate on August 31, 2004, subject to any and all rights by Ambrose and/or his dependents to elect to continue participation therein under COBRA and/or any other applicable laws, and Ambrose and/or his dependents shall be solely responsible for the payment of any and all costs and expenses relating thereto, including, without limitation, premium costs and expenses for continued coverage under COBRA and/or any other applicable law.

(7)	Malena Higuera was employed by IGI as its Vice President of Business Development from April 7, 2003 to April 6, 2004. The Company does not intend on filling this position or hiring an internal sales force. Beginning April 2004, the Company will use its numerous presentations and trade shows and plans to use independent brokers or agents to seek out new potential customers solely on a commission payment basis.
(8)	This amount represents sales commissions earned by Ms. Higuera.

Stock Options

The following tables set forth certain information concerning option grants during the fiscal year ended December 31, 2003 to the Named Executive Officers and the number and the value of the options held by such persons on December 31, 2003. No options were exercised by Named Executive Officers during 2003.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation Exercise or for Option Term (1)
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Base Price Per Share ($/sh) (3)		5%	10%
Frank Gerardi CEO & Chairman.	15,000	(4)	5.2%	$0.52	January 2, 2013	$4,950	$12,450

(1)	This portion of the table shows the potential realized value of the options granted to each of the Named Executive Officers in 2003, assuming that the market price of the underlying securities appreciate in value from the date of the grant over the 10-year term of the option at annualized appreciation rates of 5% and 10%. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in the Company’s stock price.

(2)	290,000 options in total were granted to directors and employees in fiscal year 2003.
(3)	The exercise price for all stock option grants is the fair market value of the Company’s Common Stock on the date of the grant.
(4)	Prior his appointment as CEO on September 5, 2003, Mr. Gerardi received the foregoing 15,000 options on January 2, 2003, in his capacity as a Director issued under the Company’s 1999 Director Stock Option Plan.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2003 AND YEAR END 2003

OPTION VALUE

The following table sets forth information concerning the exercise of stock options during fiscal year 2003 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

Name	Shares Acquired On Exercise		Value Realized		No. of Shares Underlying Unexercised Options At Year End 2003 Exerciseable/Unexercisable (2)	Value of Unexercised In-The-Money Options At Year End 2003 Exercisable/ Unexercisable (2)(3)
Frank Gerardi CEO	$—	(1)	$—	(1)	50,000/0 @ $1.75 15,000/0 @ $0.53 0/15,000 @ $0.52	$ $ $	0/$0 14,850/$0 0/$15,000

Domenic Golato CFO & Sr. V.P.	$—	(1)	$—	(1)	60,000/0 @ $1.06 40,000/0 @ $0.50 100,000/0 @ $0.80 100,000/0 @ $0.52 45,000/0 @ $0.66	$ $ $ $ $	27,600/$0 40,800/$0 72,000/$0 100,000/$0 38,700/$0

(1)	No options were exercised during fiscal year 2003.
(2)	Except for Mr. Gerardi’s 15,000 options at $0.52, all options set forth in the table above were fully vested and exercisable as of December 31, 2003.
(3)	The value of unexercised “in-the-money” options is that amount by which the fair market value of the underlying securities at year-end exceeds the exercise price of the options. The values set forth are based on the fair market value of the underlying securities using the average ($1.52 per share) of the high and low trading price on December 31, 2003, minus the exercise price.

Employment Agreements

In April 2001, John F. Ambrose was appointed by the Board of Directors as the Company’s new Chief Executive Officer. Prior thereto, Mr. Ambrose had been the Company’s President and Chief Operating Officer since September 2000. The Company did not have an employment agreement with Mr. Ambrose. Effective as of August 15, 2003, John Ambrose ended his employment with the Company. In conjunction therewith, the Company entered into a severance agreement with Mr. Ambrose dated August 15, 2003 (“Severance Agreement”). Under the terms of the Severance Agreement, any and all claims between the Company and Mr. Ambrose were resolved by the exchange of mutual general releases. In addition, Mr. Ambrose returned to the Company the 400,000 fully vested unexercised stock options granted to him by the Company over the course of his employment, which were promptly cancelled. In consideration of the foregoing, the Company was required under the Severance Agreement to provide the following payments and benefits to Mr. Ambrose: (a) upon execution of the Severance Agreement, Mr. Ambrose received a lump sum payment of $173,250 (less any and all applicable taxes, withholdings, contributions and other deductions), representing 90% of his gross annual salary in effect immediately prior to the end of his employment with IGI; and (b) for a period of twelve (12) months commencing August 31, 2003 and ending August 31, 2004, IGI shall continue at its expense to provide Mr. Ambrose and his dependents with health, medical and dental insurance coverage benefits under the IGI, Inc. Aetna, Inc. Health Insurance Plan and/or any other employer provided plan or policy, if any.

On July 1, 2000, the Company entered into an employment agreement with Domenic Golato, Senior Vice President and Chief Financial Officer of the Company. The agreement provided for employment through June 30, 2001. Each year beginning June 30, 2001, the term of the agreement shall automatically be extended for an additional year unless either party gives written notice to the other party by April 30 of that year that it does not wish to extend the term of the agreement. Under the terms of the agreement, Mr. Golato’s base salary for the first year of the term thereof was $168,600, subject to annual merit increase reviews, plus an auto allowance of $600 per month. Mr. Golato’s employment agreement also provides that all equity-based awards received by Mr. Golato will vest fully upon a change of control of the Company or a change in more than half of the members of the Board of Directors over a two-year period. In April 2001, Mr. Golato’s base salary and auto allowance under his employment agreement were increased to $185,460 and $750 per month, respectively.

As of September 26, 2003, the Company over Mr. Golato’s protest unilaterally reduced his salary and auto allowance to the initial first year amounts under his employment agreement of $168,600 annual salary and $600 monthly auto allowance. The Company reduced Mr. Golato’s compensation as a cost savings measure to reflect the new size of the Company. Mr. Golato contests the Company’s unilateral reduction of his compensation as prohibited under the terms of his employment agreement. The Company deems the compensation reduction to be permissible by the terms of the employment agreement.

In the event that Mr. Golato’s employment is terminated by the Company with cause or if Mr. Golato resigns, Mr. Golato will receive his base salary, bonus and all other benefits which have accrued as of the date of termination. In the event that Mr. Golato’s employment is terminated by the Company without cause, Mr. Golato is entitled to continuation of his annual salary and benefits for twelve months, and all of his unvested options will fully vest and become exercisable for a period of at least two years after the date of his termination.

IGI has given written notice under the terms of the employment agreement dated August 31, 2000 between Domenic N. Golato and IGI that IGI will not extend the employment agreement that is in effect until June 30, 2004.

The Company will give a descriptive reason for this action after the next Board meeting.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

Overview and Philosophy

The Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), previous known as the Human Resources and Compensation Committee and prior thereto as the Compensation and Stock Option Committee, shall be comprised of no fewer than two members. All members of the Compensation Committee shall be independent directors and shall satisfy the independence standards established by the American Stock Exchange and the Securities and Exchange Commission. The members of the Compensation Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board of Directors in its discretion.

The purpose of the Committee shall be to: (i) recommend to the Board of Directors compensation arrangements for the Chief Executive Officer and other executive officers and review their responsibilities and performance and plans for their succession; and (ii) approve compensation arrangements for and changes in other corporate officers.

The objectives of the Company’s executive compensation program are to:

•	Support the achievement of strategic goals and objectives of the Company.

•	Attract and retain key executives critical to the long-term success of the Company.

•	Align the executive officers’ interests with the success of the Company.

Compensation Program

The Company’s executive compensation program consists of three principal elements — base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options.

The base salaries received by Mr. Golato in 2001, 2002 and 2003 were established pursuant to the terms of his employment agreement with the Company. See discussion set forth above under heading “Employment Agreements.” Base salary levels for the Company’s executive officers are generally based on a review of compensation for competitive positions in the market, the executives’ job skills and experience and judgments as to past and future contributions of the executives to the Company’s success. The Committee seeks to set the annual base salaries of its executives at levels competitive with those paid to executives in those businesses in which the Company is engaged, namely, consumer products (with the discontinuation of the Companion Pet Products’ operations in the second quarter of 2002). It seeks, however, to provide its executives with opportunities for substantially higher compensation through annual incentive awards and stock options.

The Company has implemented a variable compensation plan for its top executives. The purpose of the plan is to directly link management compensation to Company performance. Present plans include expanding the application of the variable compensation plan to more upper level managers. Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company’s Common Stock. Stock options are granted at an option price equal to the fair market value of the Company’s Common Stock on the date of grant and will only have value if the Company’s stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. It has been the Company’s practice to fix the exercise price of option grants at 100% of the fair market value per share on the date of grant.

Executive Officers’ 2003 Compensation

Mr. Ambrose was the Chief Executive Officer of the Company from April 30, 2001 until August 15, 2003. Frank Gerardi was appointed Chief Executive Officer of the Company on September 5, 2003 and currently holds such position with the Company. Mr. Golato became the Chief Financial Officer and Senior Vice President of the Company in June 2000 pursuant to the terms of his employment agreement with the Company. While Mr. Golato currently holds such position with the Company, on April 26, 2004, the Company gave Mr. Golato written notice of termination of employment under his employment agreement with the Company effective as of June 30, 2004. See discussion concerning Mr. Golato’s employment set forth above under section heading “Employment Agreements.”

Mr. Ambrose did not have an employment agreement with the Company, but his base salary compensation was annually reviewed for merit increases. In 2003, Mr. Ambrose received base salary compensation of $126,606 for his service as the Company’s Chief Executive Officer and President from January 1 until his resignation on August 15, 2003. In addition, under a severance agreement dated August 15, 2003 (“Severance Agreement”), Mr. Ambrose received from the Company a lump sum payment of $173,250 (less any and all applicable taxes, withholdings, contributions and other deductions), representing 90% of his gross annual salary in effect immediately prior to the end of his employment with IGI. On September 5, 2003, Mr. Gerardi was appointed as the Company’s Chief Executive Officer at a base annual salary of $60,000. In 2003, Mr. Gerardi received as base salary compensation $18,462. In 2003, Mr. Golato received base salary compensation of $181,569, under the terms of his employment agreement with the Company subject to a 10% reduction in the base salary compensation amount thereunder effectuated by the Company under protest by Mr. Golato as of September 26, 2003.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of one million dollars paid to its chief executive officer and its other four highest compensated officers. Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. While the Committee does not currently intend to qualify its annual cash incentive compensation as qualified performance-based compensation, it will continue to monitor the impact of Section 162(m) on the Company. Based on the compensation received in 2003 by Messrs. Ambrose, Gerardi and Golato as summarized above, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term.

Organization and Compensation Committee

Stephen Morris (Chairman)
Donald Joseph
Terrence O’Donnell

REPORT OF THE AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with the Board of Directors, whose primary roles are oversight, counseling and direction to IGI’s management in the best long-term interests of the corporation and its stockholders. The Board’s Audit Committee (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audit of the Company’s annual financial statements. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. The Company is subject as well to related rules concerning audit committee structure, membership, authority and responsibility recently adopted by the American Stock Exchange (“AMEX”).

IGI’s Audit Committee is made up at least three solely independent directors, as defined in the rules of the SEC and AMEX, and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The annual review of the charter was recently completed and adopted by the Board with all relevant provisions of the Sarbanes-Oxley Act and related AMEX rules having been reflected therein. A copy of the Audit Committee Charter is annexed hereto as Appendix A.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of IGI’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of IGI’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, IGI’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace IGI’s independent auditors.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

The Audit Committee has an annual agenda that includes reviewing IGI’s financial statements, internal controls and audit matters. The Audit Committee meets each quarter with the Company’s external auditors, KPMG LLP, IGI’s Chief Financial Officer and management to review IGI’s interim financial results before the publication of IGI’s quarterly earnings press releases. Management’s and independent auditors’ presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In addition, the Audit Committee generally oversees IGI’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by IGI regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by IGI employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of IGI’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. IGI’s independent auditors provide the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent auditors and management that firm’s independence.

Additionally, the Committee considered all audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services. The Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considers whether those services provided by the independent auditors are compatible with maintaining auditor independence.

In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by KPMG LLP are subject to pre-approval by the Audit Committee. This includes audit services, audit-related services, tax services and other services. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest. IGI has not in recent years obtained any of these services from KPMG LLP, and IGI is able to obtain such services, if needed, from other service providers at competitive rates. See “Selection of Independent Auditors for 2004” for more information regarding fees paid to KPMG LLP for services in fiscal years 2002 and 2003.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2003 with management and the independent auditors; management represented to the Audit Committee that IGI’s consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of IGI’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in IGI’s financial statements. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management. The Audit Committee has discussed with the Company’s independent auditors, with and without management present, their evaluations of the Company’s internal accounting control and the overall quality of the Company’s financial reports. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in IGI’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Audit Committee

Terrence O’Donnell (Chairman)
Stephen J. Morris
Donald Joseph

SELECTION OF INDEPENDENT AUDITORS FOR 2004

The Audit Committee of the Board has not yet determined to select KPMG LLP as IGI’s independent auditors for the fiscal year ending December 31, 2004. The Audit Committee has decided that it will request proposals from several other large to mid-size independent auditing firms, including KPMG LLP, with regard to the audit engagement for 2004. KPMG LLP is engaged as our independent auditors by the Board’s Audit Committee, who can dismiss the firm in its sole discretion without payment of any penalty fee. This review process will likely take a number of months, and it may be the case that any resulting decision will be for 2005 rather than 2004.

The Audit Committee decided to take this action on auditor selection because it wanted the opportunity for a detailed review of other auditing firms as prospective independent auditors for IGI, in addition to KPMG LLP, and to consider the benefits and detriments of changing independent audit firms. The Audit Committee, in consultation with management, determined that there were possible benefits to be considered with regard to obtaining a “fresh look” at IGI’s financial accounting and internal controls processes. This decision was not related to the quality of services provided by KPMG LLP, nor was it undertaken with the expectation of realizing overall cost savings. Changing auditing firms would involve substantial time and expense, and may have both positive and negative aspects. In connection with this hiring review, the Audit Committee will consider the advisability and ramifications of a change of auditor.

In the past, we have requested that our stockholders vote to ratify the appointment of KPMG LLP as independent auditors for the year. This vote is only advisory, because the Board of Directors (and now the Board’s Audit Committee) has the sole authority to hire and dismiss the independent auditors. We have not included an auditor ratification proposal this year because it is not known as of the date of this proxy statement whether or not KPMG LLP will remain as our independent auditors for 2004; as a result, the Board did not consider a ratification proposal to be meaningful this year. It is not presently known when a final decision will be made with regard to choice of independent auditors and if it will be for 2004 or for 2005. IGI will make a public announcement in the event that it decides to engage a firm other than KPMG LLP.

KPMG LLP has not resigned from or advised IGI that it will decline to stand for reappointment to the IGI engagement. KPMG LLP has not advised IGI that information has come to its attention that has led the firm to no longer be able to rely on management’s representations, or that has made KPMG LLP unwilling to be associated with the consolidated financial statements prepared by management. KPMG LLP’s report on IGI’s consolidated financial statements in IGI’s Form 10-K for 2003 does not contain an adverse opinion or a disclaimer of opinion, nor is it qualified or modified as to uncertainty or audit scope. There have not been any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused the firm to make reference to the subject matter of the disagreements in connection with its report.

In part due to the new requirements of the Sarbanes-Oxley Act of 2002, and other current and future regulations, IGI expects that its audit and audit-related expenses will increase for 2004 over the 2003 amounts described below. IGI’s overall costs, including related internal costs, may possibly be greater in the event that a firm other than KPMG LLP is chosen as independent auditors for 2004. Extra time and expense would be involved to familiarize new auditors with IGI’s operations, procedures, systems and the industry environment. The knowledge, expertise and efficiencies developed over time by KPMG LLP with regard to IGI would not likely be duplicated by a new firm for a number of years. The Audit Committee will consider these and other matters in its selection process.

Representatives of KPMG LLP attended all meetings of the Audit Committee in 2003. The Audit Committee pre-approves and reviews audit services performed by KPMG LLP as well as the fees charged by KPMG LLP for such services. KPMG LLP did not perform any non-audit services for IGI during fiscal year 2003. However, to the extent KPMG LLP has previously or may in the future perform non-audit services for IGI, in its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

IGI expects that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to KPMG LLP

Audit Fees

During fiscal year 2003, KMPG LLP acted only as the independent auditors for the Company (work related to auditing the annual financial statements for those fiscal year and reviewing the financial statements included in the Company’s Forms 10-Q) and did not render any other non-audit services to the Company. During fiscal year 2002, KPMG LLP not only acted as the independent auditors for the Company, but also rendered other audit-related and non-audit services falling in the exempted category of “tax services.”

The aggregate amount the Company was billed by KPMG LLP as fees for audit services rendered for the 2003 quarterly reviews and audit of the Company’s annual financial statements for 2003 was $78,500, plus expenses, but does not include any overrun billings which have yet to be billed to the Company by KPMG LLP.

The aggregate amount the Company was billed by KPMG LLP as fees for audit services rendered for the 2002 quarterly reviews and audit of the Company’s annual financial statements for 2002 was $102,000 plus expenses. KPMG LLP billed the Company for $54,100 for audit-related fees for 2002 with respect to the proxy statement for the sale of the Companion Pet Products division and the closing balance sheet audit of such division. In addition, the Company was billed $4,120 for tax related services rendered in 2002.

Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee was, during fiscal year 2003, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2003, no executive officer of the Company served as a director or member of the Organization and Compensation Committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Organization and Compensation Committee, or as a director of the Company.

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the AMEX Market Value (U.S. & Foreign) Index, a peer group over the same period (assuming the investment of $100 in the Company’s Common Stock, the AMEX Market Value (U.S. & Foreign) Index and the peer group on December 31, 1998, and reinvestment of all dividends). The peer group consists of Connetics Corp., Bradley Pharmaceutical Inc., ProCyte Corp., Allergan Inc., Lectec Corp. and Nu Skin Enterprises, Inc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG IGI, INC, THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX AND A PEER GROUP

PROPOSAL 2 – APPROVAL OF AND PROPOSED ADOPTION OF AN AMENDMENT

TO INCREASE THE NUMBER OF SHARES BY 200,000 AUTHORIZED AND

AVAILABLE UNDER THE COMPANY’S 1998 DIRECTORS STOCK PLAN.

The Board of Directors adopted the 1998 Directors Stock Plan (the “1998 Plan”) in October 1998 to provide each outside director with the right to receive shares of the Company’s Common Stock as director compensation in lieu of cash payments of director fees, thereby encouraging ownership in the Company by the directors, and authorized 200,000 shares of the Company’s common stock to be reserved for issuance under the 1998 Plan. Under the 1998 Plan, each non-employee director receives $2,000 in value of Common Stock for each meeting of the Board he or she attends in person, $1,000 in value of Common Stock for each telephonic meeting of the Board attended, $500 in value of Common Stock for each Committee meeting attended which is held on the same day as a Board meeting, $1,000 in value of Common Stock for each Committee meeting attended which is not held on the same day as the Board meeting, and up to $5,000 in value of Common Stock annually for the Chairmen of certain of the Board committees. The fees are payable quarterly and the number of shares of Common Stock issued to each director is determined by dividing the fees payable for the quarter by the closing price of the Company’s Common Stock on the American Stock Exchange on the last business day of the applicable quarter.

At a Board meeting held on July 19, 2002, the Directors unanimously expressed their willingness to accept a significant reduction in the amount of the share grants to be received under the 1998 Plan as compensation for service on the Board in an effort to provide the Company with their personal support, commitment and assistance at a pivotal time in its growth and development. On July 19, 2002, the Members of the Board collectively agreed to a 50% reduction in the amount of the share grant compensation payable to each Director under the 1998 Plan for the third and fourth quarters of 2002. Moreover, the Board continued to honor this commitment for the entire year of 2003 in further support of the future success of the Company. At the Company’s Board of Directors meeting held on July 23, 2003, a resolution was unanimously adopted providing that unless and until only in the event that the Company returns to profitability shall the Directors’ compensation be prospectively restored to the full amounts provided by the 1998 Plan as in effect prior to the Directors’ voluntary 50% reduction program in effect since July 19, 2002.

The Company believes that the 1998 Plan has been and will continue to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons to serve as Directors who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities, thereby better aligning the interests of such persons with those of the Company’s stockholders. As of the present date, all of the 200,000 shares of the Company’s common stock reserved under the 1998 Plan have been issued and none remain for future grants under the 1998 Plan. Specifically, in 2002 and 2001, 70,011 and 129,989 shares of the Company’s Common Stock were issued under the 1998 Plan as consideration for directors’ fees using up all 200,000 shares reserved under the 1998 Plan. In 2003 and 2002, the Company issued 79,318 and 311 shares of Common Stock as consideration for directors’ fees as provided by the 1998 Plan, which were funded from available shares reserved under the 1999 Stock Incentive Plan (“1999 Plan”) as authorized by the terms thereof.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to shares of the Company’s Common Stock issued as compensation for directors’ fees under the 1998 Plan and with respect to the sale of Common Stock issued under 1998 Plan.

A participant Director will not recognize taxable income upon the issuance of restricted shares of common stock under the 1998 Plan as compensation for director’s fees, unless the participant Director makes an election under Section 83(b) of the Code (a “Section 83(b) Election”). If the participant Director makes a Section 83(b) Election within 30 days of the date the shares are issued, then the participant Director will recognize ordinary compensation income, for the year in which the shares are issued, in an amount equal to the difference between the fair market value of the Common Stock at the time the shares are issued and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant Director will recognize ordinary compensation income at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original price at which the Common Stock was issued. The participant Director will have a basis in the Common Stock acquired equal to the sum of the issue price and the amount of ordinary compensation income recognized. Upon the disposition of the restricted shares of Common Stock acquired under the 1998 Plan, the participant Director will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant Director’s basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made or just after the stock is issued if a Section 83(b) Election is made.

Tax Consequences to the Company

The issuance of shares of Common Stock as compensation for director’s fees under the 1998 Plan will have no tax consequences to the Company. Moreover, in general, the sale of any Common Stock acquired under the 1998 Plan will not have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction relating to shares issued to Directors under the 1998 Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF ADOPTION OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES BY 200,000 AUTHORIZED AND AVAILABLE UNDER THE COMPANY’S 1998 DIRECTORS STOCK PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE 1998 DIRECTORS STOCK PLAN.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2005 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 105 Lincoln Avenue, Buena, New Jersey 08310, no later than December 8, 2004, in order to be considered for inclusion in the Proxy Statement relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2005 Annual Meeting and the Company has not received notice of such matter prior to March 22, 2005, the Company shall have discretionary authority to vote on such matter, if the Company includes a specific statement in the proxy statement or form of proxy to the effect that it has not received such notice in a timely fashion.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By Order of the Board of Directors,

Frank Gerardi,
CEO & Chairman

April 27, 2004

Appendix A

IGI, Inc.

AUDIT COMMITTEE CHARTER

(As amended, effective November 5, 2003)

The Audit Committee of the Board of Directors of IGI, Inc. (the “Committee”) shall consist of no fewer than three members. All members of the Committee shall be independent directors and shall satisfy the independence and qualification standards established by the American Stock Exchange and the Securities Exchange Commission (the “SEC”). It is the goal of the Committee that one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service would not impair the member’s ability to effectively serve on the Audit Committee. The members of the Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board of Directors in its discretion.

The purpose of the Committee shall be to (a) assist Board of Directors oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function (if applicable) and independent auditor, and (b) prepare the report SEC rules require be included in the Company’s annual proxy statement.

In furtherance of this purpose, the Committee shall have the following duties and responsibilities:

1.	To be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company, including the authority to retain or to terminate the outside auditor. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings), and all non-audit services provided to the Company by the Company’s independent auditor, subject to a de minimis exception as set forth by the SEC.

2.	To, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3.	To discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K.

4.	To discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment “preferred” by the independent auditor and (iii) any other material written communications with management, such as a management letter or schedule of unadjusted differences.

5.	To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

6.	To engage outside advisors, including counsel, as it determines necessary to carry out is duties and approve appropriate funding and retention terms, as determined by the Committee.

7.	To discuss policies with management and the independent auditor, as appropriate, with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	To meet separately, periodically, with management, with internal auditors (if applicable) and with independent auditors, provided that with respect to the internal auditors and independent auditors, such meetings shall occur at least quarterly.

9.	To review with the independent auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

10.	To set clear hiring policies for employees or former employees of the independent auditors.

11.	To report regularly to the Board of Directors, including review of any issues that arise with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function (if applicable).

12.	To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Committee shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose or preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may, in its sole discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are reported to the Committee at its next scheduled meeting.

The Committee shall conduct an annual performance evaluation of the Committee and shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

Adopted April 21, 2001

Modified and Approved

October 22, 2003

IGI, INC,

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY

The undersigned, having received notice of the meeting and management’s proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Frank Gerardi and Domenic N. Golato, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of IGI, Inc. (the “Company”) to be held on Monday, May 24, 2004 at 9:00 a.m. at the Embassy Suites Hotel, 4350 PGA Blvd., Palm Beach Gardens, Florida 33410, and at any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature must be that of an authorized officer who should state his or her name and title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

☒    PLEASE MARK VOTES AS INDICATED IN THIS EXAMPLE

PROPOSAL 1 - ELECTION OF DIRECTORS

☐    For All Nominees                      ☐    Withhold Authority

Frank Gerardi, Donald W. Joseph, Stephen J. Morris and Terrence O’Donnell

NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Nominees” box and strike a line through the name(s) of the nominee(s) that you do not wish to vote for. Your shares will be voted for the remaining nominee(s).

PROPOSAL 2 - TO APPROVE THE ADOPTION OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES BY 200,000 AUTHORIZED AND AVAILABLE UNDER THE COMPANY’S 1998 DIRECTORS STOCK PLAN.

☐    For              ☐    Against              ☐    Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW

Date:

Stockholder Sign Here	Co-Owner Sign Here

Stockholder Print Name Here	Co-Owner Print Name Here

☐    Please mark box here

if address change or comment

has been noted on the

reverse side of this card.